Exhibit 99.1

November 13, 2014

RXi Pharmaceuticals Reports Financial Results

for the Third Quarter of 2014

MARLBOROUGH, Mass./PRNewswire/ — RXi Pharmaceuticals Corporation (NASDAQ: RXII), a biotechnology company focused on discovering, developing and commercializing innovative therapies addressing major unmet medical needs using RNA-targeted technologies, today reported its financial results for the quarter ended September 30, 2014, and provided a business update.

“During the quarter, RXi has steadily progressed its clinical development program with RXI-109 to reduce or inhibit scar formation following scar revision surgery. In addition, the Company has identified and synthesized potent new compounds against two important clinical targets; collagenase and tyrosinase,” said Dr. Geert Cauwenbergh, President and CEO of RXi Pharmaceuticals. He added that, “The initial results in our first Phase 2a study (RXI-109-1301) have provided us with valuable insights to identify the best time to start treatment with RXI-109 and have indicated that the compound may be clinically active in the target population. This provides us with the ability to optimize the dosing regimen to be used in future studies. The new potent compounds against collagenase and tyrosinase further demonstrate the strength of our self-delivering RNAi platform (sd-rxRNA®), which has stimulated discussions with several pharmaceutical companies with programs in therapeutic and in esthetic skin care. All this has been achieved while maintaining a strict discipline in our quarterly spending.”

Third Quarter 2014 and Recent Corporate Highlights

—  Appointment of Peter Campochiaro, M.D. to the Company’s Scientific Advisory Board: Dr. Peter Campochiaro joined the Company’s Scientific Advisory Board in July 2014. Dr. Campochiaro is the George S. and Dolores Dore Eccles Professor of Ophthalmology and Neuroscience in the Johns Hopkins University School of Medicine. He is a prominent researcher, clinician and educator in the field of ophthalmology and sees patients at the Wilmer Eye Institute at Johns Hopkins.

—  Initiated a Third Phase 2a Study with RXI-109 for Treatment of Hypertrophic Scars: The Company initiated its third Phase 2a study (RXI-109-1402) with RXI-109 in July 2014, for the reduction of recurrence of hypertrophic scars following elective scar revision surgery. In this study, subjects receive scar revision surgery on one hypertrophic scar, or two scars comparable in length, anatomical location and characteristics. For a single scar, a portion of the revised scar segment will be treated with RXI-109 and a comparably sized length on the opposite end of the excised scar segment will be left untreated. If two scars are revised, one revised scar will be treated with RXI-109 and one scar will be left untreated after revision surgery. This third Phase 2a study will follow subjects for nine months.

—  Presented an Update on the Company’s Dermatology and Ophthalmology Franchises: In September 2014, the Company announced that based on early 1-month observations, the dosing regimen in our clinical trials can be fine-tuned, allowing the Company to more rapidly move forward with treatment optimization for the prevention of scarring after surgery. In October 2014, the Company then presented 3-month photographs from the first two subjects enrolled in study RXI-109-1301 that indicate treatment with RXI-109 may show a clinical benefit. The Company also announced that collagenase and tyrosinase were selected as new discovery stage targets for our self-delivering platform. For each of these two targets, we have identified potent sd-rxRNA compounds for further evaluation. As part of the ongoing ophthalmology program, the Company filed a request for a pre-IND meeting with the FDA in advance of filing an IND for RXI-109 for diseases in the eye. In addition, the Company announced that a potent anti-VEGF sd-rxRNA has been identified. The VEGF compound is based in part on the target sequence of Bevasiranib, the siRNA compound acquired, along with additional RNAi assets, from OPKO Health, Inc.

—  Strengthening of the Company’s Intellectual Property Portfolio: In September 2014, the Company was granted a patent from the United States Patent and Trademark Office on our unique delivery system for delivering its “original” RNAi compounds (rxRNAori®) to phagocytic cells for the treatment of diseases with an inflammatory component. U.S. Patent Number 8,815,818 will expire in 2029. In addition, the Company announced that it has been granted a patent by the European Patent Office for a siRNA sequence targeting ICAM-1 for treatment of several diseases. European Patent Number EP 2 251 434, will expire in 2024. Furthermore, the Company received a notice of allowance from the Japanese Patent Office for the delivery of double stranded siRNAs (21 to 23 nucleotides in length) across the blood-retina barrier.

Financial Highlights

Cash, Cash Equivalents and Short-term Investments

At September 30, 2014, the Company had cash, cash equivalents and short-term investments of approximately $10.1 million, compared to $14.4 million at December 31, 2013.

Research and Development Expenses

Research and development expenses for the three months ended September 30, 2014 were $1.5 million, compared to $1.2 million for the three months ended September 30, 2013. The increase of $0.3 million is primarily attributable to an increase of $0.2 million during the quarter related to preclinical ophthalmology studies in support of an investigational new drug application for an ocular indication.

Research and development expenses for the nine months ended September 30, 2014 were $4.1 million, compared to $16.2 million for the nine months ended September 30, 2013. The decrease of $12.1 million is primarily related to the one-time charge of $12.3 million in the first quarter of 2013 related to the fair value of common shares issued to OPKO Health, Inc. (“OPKO”) for the purchase of substantially all of OPKO’s RNAi-related assets offset by an increase in research and development expenses for the Company’s three ongoing Phase 2a clinical trials.

General and Administrative Expenses

General and administrative expenses for the three months ended September 30, 2014 were $0.8 million, compared to $0.9 million for the three months ended September 30, 2013. The decrease of $0.1 million was primarily due to a decrease in legal and consulting fees as compared with the same period in 2013.

General and administrative expenses for the nine months ended September 30, 2014 were $2.5 million, compared to $2.6 million for the nine months ended September 30, 2013. The decrease of $0.1 million was primarily due to a decrease in legal fees in connection with the Company’s reverse split which was completed in July 2013.

Net Loss

Net loss for the three months ended September 30, 2014 was $2.2 million, including $0.5 million in non-cash share-based compensation expense, compared to a net loss of $2.1 million, including $0.4 million in non-cash share-based compensation expense, for the three months ended September 30, 2013.

Net loss for the nine months ended September 30, 2014 was $6.5 million, including $1.4 million in non-cash share-based compensation expense, compared to a net loss of $18.4 million, including $1.5 million in non-cash share-based compensation expense, for the nine months ended September 30, 2013. The decrease in net loss of $11.9 million was primarily attributable to a one-time charge of $12.3 million in the first quarter of 2013 related to the fair value of common shares issued to OPKO for the purchase of substantially all of OPKO’s RNAi-related assets.

Net Loss Applicable to Common Stockholders

Net loss applicable to common stockholders for the three months ended September 30, 2014 was $2.9 million compared to a net loss applicable to common stockholders of $3.5 million for the comparable period in 2013. The decrease in net loss applicable to common stockholders of $0.6 million was primarily attributable to a decrease of $0.7 million in the fair value of dividends paid on preferred stock to the Company’s preferred shareholders.

Net loss applicable to common stockholders for the nine months ended September 30, 2014 was $10.2 million compared to a net loss applicable to common stockholders of $25.8 million for the comparable period in 2013. The decrease in net loss applicable to common stockholders of $15.6 million was primarily attributable to the aforementioned decrease in net loss as compared to the prior year and a decrease of $3.7 million in the fair value of dividends paid on preferred stock to the Company’s preferred shareholders.

Preferred Stock Dividends

Preferred stock dividends were $0.7 million for the three months ended September 30, 2014, compared to $1.4 million for the comparable period in 2013. The decrease of $0.7 million is due to changes in the Company’s closing common stock price on the dividend payment dates and the number of preferred shares earning dividends each quarter.

Preferred stock dividends were $3.7 million for the nine months ended September 30, 2014, compared to $7.4 million for the comparable period in 2013. The decrease of $3.7 million is due to due changes in the Company’s closing common stock price on the dividend payment dates and the number of preferred shares earning dividends each quarter.

About RXi Pharmaceuticals Corporation

RXi Pharmaceuticals Corporation (NASDAQ: RXII) is a biotechnology company focused on discovering, developing and commercializing innovative therapies based on its proprietary, self-delivering RNAi (sd-rxRNA®) platform. Therapeutics that use RNA interference, or “RNAi,” have great promise because of their ability to down-regulate the expression of specific genes that may be over-expressed in disease conditions. Building on the pioneering work of scientific founder and Nobel Laureate Dr. Craig Mello, a member of the RXi Scientific Advisory Board, RXi’s first RNAi product candidate, RXI-109, a self-delivering RNAi compound (sd-rxRNA), entered into human clinical trials in June 2012 and is currently being evaluated in Phase 2 clinical trials to reduce the formation of dermal fibrosis (e.g., hypertrophic scars and keloids). RXI-109 is designed to reduce the expression of connective tissue growth factor (CTGF), a critical regulator of biological pathways involved in fibrosis, including scar formation in the skin. RXi’s sd-rxRNA oligonucleotides are designed for therapeutic use and have drug-like properties, such as high potency, target specificity, serum stability, reduced immune response activation, and efficient cellular uptake. These hybrid oligonucleotide molecules combine the beneficial properties of conventional RNAi and antisense technologies. This allows sd-rxRNAs to achieve efficient cellular uptake and potent, long-lasting intracellular activity. For more information, please visit www.rxipharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “intend,” “believe,” “expect,” “may,” “should,” “designed to,” “will” and similar references. Such statements include, but are not limited to, statements about: our ability to successfully develop RXI-109 and our other product candidates; the timing and future success of our clinical trials with RXI-109; our expectation that we will complete our Phase 2 clinical trials for RXI-109 within anticipated time periods and budgets; and statements about other future expectations. Forward-looking statements are neither historical facts nor assurances of future performance. Instead they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: the risk that our clinical trials with RXI-109 may not be successful in evaluating the continued safety and tolerability of RXI-109 or providing preliminary evidence of the reduction of formation of dermal scars; the successful and timely completion of clinical studies; uncertainties regarding the regulatory process; the availability of funds and resources to pursue our research and development projects, including our clinical trials with RXI-109; and those identified under “Risk Factors” in the Company’s most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and in other filings the Company periodically makes with the SEC. The Company does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

Contact

RXi Pharmaceuticals Corporation

Tamara McGrillen

508-929-3646

tmcgrillen@rxipharma.com

RXi PHARMACEUTICALS CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended September 30, 2014	For the Three Months Ended September 30, 2013	For the Nine Months Ended September 30, 2014	For the Nine Months Ended September 30, 2013
Total revenues	$16	$92	$57	$370

Research and development expenses	1,459	1,229	4,118	16,213
General and administrative expenses	766	934	2,459	2,588

Loss from operations	(2,209)	(2,071)	(6,520)	(18,431)
Interest income, net	4	10	15	14
Other income (expense), net	(1)	2	9	—

Net loss	(2,206)	(2,059)	(6,496)	(18,417)
Series A and Series A-1 convertible preferred stock dividends	(700)	(1,447)	(3,668)	(7,393)

Net loss applicable to common stockholders	$(2,906)	$(3,506)	$(10,164)	$(25,810)

Net loss per common share applicable to common stockholders:
Basic and diluted loss per share	$(0.17)	$(0.30)	$(0.69)	$(2.64)

Weighted average common shares outstanding:
Basic and diluted	17,494,109	11,630,189	14,726,417	9,783,615

RXi PHARMACEUTICALS CORPORATION

CONDENSED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$5,130	$11,390
Restricted cash	50	50
Short-term investments	5,000	3,000
Prepaid expenses and other current assets	510	303

Total current assets	10,690	14,743
Equipment and furnishings, net	193	177
Other assets	18	18

Total assets	$10,901	$14,938

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$137	$163
Accrued expenses and other current liabilities	958	1,795
Deferred revenue	61	118

Total current liabilities	1,156	2,076
Total Series A convertible preferred stock	5,022	7,920
Total stockholders’ equity	4,723	4,942

Total liabilities, Series A convertible preferred stock and stockholders’ equity	$10,901	$14,938